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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-120302 and Form S-8 Nos. 333-120579 and 333-110085) of
CancerVax Corporation and in the related Prospectuses of our reports dated March 4, 2005, with respect to: (1) the consolidated financial statements of CancerVax Corporation, and (2) management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CancerVax Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                                        /s/ Ernst & Young LLP

San Diego, California
March 14, 2005